Exhibit 99.1

Steel Connect Reports Financial Results for Third Quarter and Nine Months of Fiscal 2019

Third Quarter Financial Highlights

  Net revenue of $194.0 million increased by $0.1 million versus Q3 of fiscal year 2018
  Gross margin of 19.0% declined by 110 basis points versus Q3 of fiscal year 2018
  Operating income of $2.2 million improved by $0.8 million versus Q3 of fiscal year 2018
  Adjusted EBITDA of $15.6 million decreased by $1.3 million versus Q3 of fiscal year 2018

Nine-Month Financial Highlights

  Net revenue of $615.4 million increased by $165.2 million versus nine months of fiscal year 2018
  Gross margin of 18.3% increased by 410 basis points versus nine months of fiscal year 2018
  Operating income of $7.8 million improved by $16.0 million versus nine months of fiscal year 2018
  Adjusted EBITDA of $50.7 million increased by $30.2 million versus nine months of fiscal year 2018

WALTHAM, Mass. (June 6, 2019) – Steel Connect, Inc. (the “Company”) (NASDAQ: STCN), today announced financial results for its third quarter of fiscal year 2019 ended April 30, 2019. For a full discussion of the results, please see the Company’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”), which can be accessed through its Investor Relations website.

Executive Commentary

Warren Lichtenstein, Executive Chairman and Interim Chief Executive Officer of Steel Connect stated, “Our fiscal third quarter results show continued improvements in our business. Further, through the first nine months of the fiscal year, we have delivered growth, improved gross margin performance and have lowered SG&A expenses as a percentage of net revenue from 16.1% to 13.3%, while delivering a $16.0 million year-over-year improvement in operating income. We remain focused on driving efficiencies at both ModusLink and IWCO Direct, leveraging the Steel Business System and SteelGrow, and believe additional savings and synergies will be realized over time. We continue to drive positive changes to enhance our foundation, support our customers and deliver increased shareholder value.”

Third Quarter Financial Results Summary

Net Revenue

The Company reported net revenue of $194.0 million for the third quarter ended April 30, 2019, as compared to $193.9 million for the same quarter in the prior year, an increase of $0.1 million.

Revenue in the Direct Marketing segment for the third quarter ended April 30, 2019 was $116.0 million compared to $120.6 million for the prior period ended April 30, 2018. The year-over-year decline was primarily related to lower volumes partially offset by an increase in the average price per package mailed. The Company’s Supply Chain business reported total revenue of $78.0 million for the three months ended April 30, 2019 compared to $73.3 million for the same period in the prior year. Within the Supply Chain business, when comparing the fiscal third quarter periods, net revenue in the Americas region increased by $4.1 million or 31.4%; net revenue within the Asia region increased by $7.5 million or 23.5%; net revenue within the Europe region declined by $6.2 million or 27.0%; and net revenue for e-Business decreased by $0.7 million or 12.4%.

Gross Margin

Gross margin for the third quarter ended April 30, 2019 was 19.0%, as compared to 20.1% for the same period in the prior year, a decline of 110 basis points. The year-over-year decline was primarily related to customer mix and increases in material and labor costs experienced in the Direct Marketing segment.

Gross margin percentage in the Direct Marketing segment for the third quarter ended April 30, 2019 was 24.3%, as compared to 27.0% for the period ended April 30, 2018, a decline of 270 basis points. Gross margin percentage in the Supply Chain business was 11.1%, as compared to 8.7% for the period ended April 30, 2018, an improvement of 240 basis points. Driving the year-over-year increase within the Supply Chain business were higher gross margin percentages in all reportable Supply Chain segments: Americas (-1.7% vs. -3.9%); Asia (18.5% vs. 18.1%); Europe (7.0% vs. 4.3%); and e-Business (9.9% vs. 3.2%).

Operating Expenses

Total operating expenses for the third quarter ended April 30, 2019 were $34.7 million, as compared to $37.6 million in the same period in the prior year, an improvement of $2.9 million or 7.8%. The year-over-year improvement was primarily related to a $2.2 million reduction in selling, general and administrative (“SG&A”) expenses, and a $0.7 million decrease in amortization of intangible assets related to the acquisition of IWCO Direct. Corporate-level activity expenses declined by $2.6 million when comparing the fiscal 2019 and fiscal 2018 third quarter periods, with approximately $1.9 million related to lower share-based compensation expense.

Operating Income

The Company reported operating income of $2.2 million for the third quarter ended April 30, 2019, as compared to operating income of $1.4 million for the same period in the prior year. The $0.8 million year-over-year improvement was primarily related to a modest improvement in revenue and lower total operating expenses related to ongoing cost-control measures, partially offset by a decline in gross margin percentage.

Net (Loss)

The Company reported a net loss attributable to common stockholders of $(10.2) million for the third quarter ended April 30, 2019, as compared to a net loss attributable to common stockholders of $(10.9) million in the same period in the prior year. The year-over-year variance was primarily related to higher income tax expenses of approximately $0.7 million when comparing the fiscal 2019 and fiscal 2018 third quarters, offset by lower interest expense of approximately $0.4 million for the same periods.

The Company reported a basic and diluted net loss per share attributable to common stockholders of $(0.17) for the three months ended April 30, 2019. This compares to a basic and diluted net loss per share attributable to common stockholders of $(0.18) in the same period in the prior year.

EBITDA and Adjusted EBITDA

For the three months ended April 30, 2019, the Company reported Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $15.2 million, as compared to EBITDA of $14.6 for the same period in the prior year, a year-over-year increase of $0.6 million. The Company reported Adjusted EBITDA of $15.6 million for the three months ended April 30, 2019, as compared to Adjusted EBITDA of $16.9 million in the same period in the prior year, a decrease of $1.3 million. See EBITDA and Adjusted EBITDA reconciliation included in this release.

Nine Month Financial Results Summary

Net Revenue

The Company reported net revenue of $615.4 million for the nine months ended April 30, 2019, as compared to $450.2 million for the same period in the prior year, an increase of $165.2 million or 36.7%. The year-over-year improvement was directly related to the Direct Marketing segment as IWCO Direct was acquired in December 2017 in the middle of the Company’s fiscal 2018 second quarter. Within the Supply Chain business when comparing the fiscal 2019 and fiscal 2018 nine-month periods: net revenue in the Americas increased by $9.6 million or 23.2%; net revenue in Asia increased by $16.5 million or 14.8%; net revenue in Europe declined by $42.5 million or 42.8% due primarily to the loss of one major client in the consumer electronics industry which did not negatively impact income from operations; and net revenue in e-Business declined by $0.8 million or 4.8%.

Gross Margin

Gross margin for the nine months ended April 30, 2019 was 18.3%, as compared to 14.2% for the same period in the prior year, an improvement of 410 basis points. The year-over-year improvement was primarily related to the acquisition of IWCO Direct.

Gross margin percentage in the Direct Marketing segment for the nine months ended April 30, 2019 was 23.2%, as compared to 22.7% for the nine-month period ended April 30, 2018, an improvement of 50 basis points. Gross margin percentage in the Supply Chain business was 11.3%, as compared to 8.5% for the nine-month period ended April 30, 2018, an improvement of 280 basis points. Driving the year-over-year increase within the Supply Chain business were higher gross margin percentages in all reportable Supply Chain segments: Americas (-3.0% vs. -3.7%); Asia (19.6% vs. 19.3%); Europe (5.2% vs. 1.8%); and e-Business (11.1% vs. 7.0%).

Operating Expenses

Total operating expenses for the nine months ended April 30, 2019 were $104.8 million, as compared to $72.1 million in the same period in the prior year, an increase of $32.7 million. The increase was directly attributable to a $11.1 million increase in amortization of intangible assets related to the acquisition of IWCO Direct, as well as a $12.6 million year-over-year variance related to the gain on sale of property, recorded in the fiscal 2018 nine-month period.

SG&A expenses for the nine months ended April 30, 2019 were $81.7 million, as compared to $72.7 million in the same period in the prior year, an increase of $9.0 million. Note however, $21.4 million of the increase was related to the year-over-year expense increase in the Direct Marketing segment as IWCO Direct was acquired in the middle of the Company’s fiscal 2018 second quarter. SG&A within the Supply Chain business for the nine-month period in fiscal 2019 was $27.7 million, as compared to $33.0 million in the nine-month period ended April 30, 2018, a reduction of $5.3 million or 15.9%. Corporate-level activity expenses for the comparable fiscal 2019 and fiscal 2018 nine-month periods declined by $7.1 million or 42.0%

Operating Income (Loss)

The Company reported operating income of $7.8 million for the nine months ended April 30, 2019, as compared to an operating loss of ($8.2) million for the same period in the prior year, an improvement of $16.0 million.

Net Income (Loss)

The Company reported a net loss attributable to common stockholders of $(30.3) million for the nine months ended April 30, 2019, as compared to net income attributable to common stockholders of $43.4 million in the same period in the prior year. The year-over-year variance is primarily related to a $71.7 million income tax benefit associated with the acquisition of IWCO Direct, as well as a $13.0 million increase in interest expense due to additional debt related to this transaction.

The Company reported a basic and diluted net loss per share attributable to common stockholders of $(0.50) for the nine months ended April 30, 2019. This compares to basic and diluted net income per share attributable to common stockholders of $0.75 and $0.63, respectively, in the same period in the prior year.

EBITDA and Adjusted EBITDA

For the nine months ended April 30, 2019, the Company reported EBITDA of $46.5 million, as compared to EBITDA of $14.9 million for the same period in the prior year, a year-over-year increase of $31.6 million. The Company reported Adjusted EBITDA of $50.7 million for the nine months ended April 30, 2019, as compared to Adjusted EBITDA of $20.5 million in the same period in the prior year, an increase of $30.2 million. See EBITDA and Adjusted EBITDA reconciliation included in this release.

Liquidity

As of April 30, 2019, the Company held cash and cash equivalents of $20.4 million, as compared to cash and cash equivalents of $92.1 million as of July 31, 2018. The decrease in cash and cash equivalents is primarily due to the payment of the Company’s 5.25% Convertible Senior Notes which matured on March 1, 2019. The total of $65.6 million (including interest) was paid in full by the Company from available cash-on-hand and $14.9 million in proceeds from the 7.50% Convertible Note (discussed below). As of April 30, 2019, the Company’s long-term debt stood at $377.0 million as compared to $397.4 million as of July 31, 2018.

On February 28, 2019, the Company issued a 7.5% Convertible Note due 2024 (the “SPHG Note”) in the amount of $14.9 million to SPH Group Holdings LLC. The SPHG Note bears interest at the rate of 7.5% per year, payable semi-annually on March 1 and September 1 of each year, beginning on September 1, 2019. The SPHG Note will mature on March 1, 2024, unless earlier repurchased by the Company or converted by the holder in accordance with the terms prior to such maturity date. As of April 30, 2019, the net carrying value of the SPHG Note was $7.0 million.

About Steel Connect, Inc.

Steel Connect, Inc. is a publicly-traded diversified holding company (Nasdaq Global Select Market symbol “STCN”) with two wholly-owned subsidiaries ModusLink Corporation and IWCO Direct that have market-leading positions in supply chain management and direct marketing.

ModusLink Corporation provides supply chain business management services to many of the world's great brands across a diverse range of industries, including consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, medical devices, retail and luxury goods. With experience and expertise in packaging, kitting and assembly, fulfillment, digital commerce, reverse logistics and supply chain infrastructure for small companies, as well as a global footprint spanning the Americas, Europe and the Asia-Pacific region, the Company's Adaptive Approach to supply chain services helps to drive growth, lower costs, and improve profitability.

IWCO Direct is a leading provider of data-driven marketing solutions that help clients drive response across all marketing channels to create new and more loyal customers. It is one of the largest direct mail production providers in North America, with a full range of services including strategy, creative, and execution for omnichannel marketing campaigns, along with one of the industry’s most sophisticated postal logistics strategies for direct mail.

For details on ModusLink Corporation’s solutions visit www.moduslink.com, read the company’s blog for supply chain professionals, and follow on LinkedIn, Twitter, Facebook, and YouTube.

For details on IWCO Direct visit www.iwco.com, read the company’s blog, “SpeakingDIRECT,” or follow on LinkedIn and Twitter.

Supplemental Non-GAAP Disclosures EBITDA and Adjusted EBITDA (Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA and Adjusted EBITDA, non-GAAP financial measures, to assess its performance. EBITDA represents earnings before interest income, interest expense, income tax expense (benefit), depreciation and amortization of intangible assets. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, strategic consulting and other related professional fees, executive severance and employee retention, restructuring, non-cash charge related to a fair value step-up to work-in-process inventory, share-based compensation, gain (loss) on sale of long-lived assets, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, gains (losses) on trading securities, other non-operating (gains) losses, net, and (gains) losses on investments in affiliates and impairments.

We believe that providing EBITDA and Adjusted EBITDA to investors is useful, as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the operating performance of our core supply chain and direct marketing businesses. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of incentive compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our core supply chain and direct marketing businesses. We believe that EBITDA and Adjusted EBITDA financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

See EBITDA and Adjusted EBITDA reconciliation included in this release.

Steel Connect, ModusLink and IWCO Direct are registered trademarks of Steel Connect, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Forward-Looking Statements & Use of Non-GAAP Measures

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; the Company’s ability to repay indebtedness; failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; difficulties integrating technologies, operations and personnel in accordance with the Company’s business strategy; client or program losses; demand variability in supply chain management clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; failure to settle disputes and litigation on terms favorable to the Company; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These filings are available on the Company’s Investor Relations website under the “SEC Filings” tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

The information provided herein includes certain non-GAAP financial measures. These non-GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations of the Company. The non-GAAP EBITDA financial measures used by the Company are intended to provide an enhanced understanding of our underlying operational measures to manage the Company’s businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Certain items are excluded from these non-GAAP financial measures to provide additional comparability measures from period to period. These non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, such comparable financial measures.

Investor Relations Contact:

Glenn Wiener, GW Communications

Tel: 212-786-6011

Email: gwiener@GWCco.com

-- Tables to Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	April 30,	July 31,
	2019	2018
	(unaudited)
Assets:
Cash and cash equivalents	$20,364	$92,138
Accounts receivable, net	113,204	99,254
Inventories, net	25,404	47,786
Restricted cash	10,070	11,688
Prepaid and other current assets	33,399	13,415
Total current assets	202,441	264,281

Property and equipment, net	97,260	106,632
Goodwill	257,128	254,352
Other intangible assets, net	169,796	192,964
Other assets	8,125	8,821
Total assets	$734,750	$827,050

Liabilities:
Accounts payable	$83,234	$78,212
Accrued expenses	77,713	88,426
Restricted cash	10,070	11,688
Current portion of long-term debt	5,729	5,727
Other current liabilities	43,753	42,029
Convertible Notes payable	—	50,274
Total current liabilities	220,499	276,356
Convertible Notes payable	7,022	14,256
Long-term debt, excluding current portion	369,938	383,111
Other long-term liabilities	9,707	10,507
Total liabilities	607,166	684,230

Contingently redeemable preferred stock	35,198	35,192

Stockholders' equity	92,386	107,628

Total liabilities, contingently redeemable preferred stock and stockholders' equity	$734,750	$827,050

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended April 30,			Nine Months Ended April 30,
	2019	2018	Fav (Unfav)	2019	2018	Fav (Unfav)

Net revenue	$194,003	$193,921	0.0%	$615,359	$450,181	36.7%
Cost of revenue	157,142	154,916	(1.4%)	502,755	386,279	(30.2%)
Gross profit	36,861	39,005	(5.5%)	112,604	63,902	76.2%
	19.0%	20.1%	(1.1%)	18.3%	14.2%	4.1%
Operating expenses:
Selling, general and administrative	27,426	29,661	7.5%	81,702	72,676	(12.4%)
Amortization of intangible assets	7,278	7,964	8.6%	23,168	12,071	(91.9%)
Gain on sale of property	—	—	—	(85)	(12,692)	(99.3%)
Total operating expenses	34,704	37,625	7.8%	104,785	72,055	(45.4%)
Operating income (loss)	2,157	1,380	(56.3%)	7,819	(8,153)	195.9%
Other expenses, net	(10,386)	(11,198)	7.3%	(32,650)	(19,919)	(63.9%)
Loss before taxes	(8,229)	(9,818)	16.2%	(24,831)	(28,072)	11.5%
Income tax expense (benefit)	1,420	715	(98.6%)	3,956	(71,719)	105.5%
Gains on investments in affiliates, net of tax	(22)	(200)	(89.0%)	(42)	(601)	(93.0%)
Net income (loss)	(9,627)	(10,333)	6.8%	(28,745)	44,248	165.0%

Less: Preferred dividends on redeemable preferred stock	(525)	(529)	0.8%	(1,598)	(799)	(100.0%)
Net income (loss) attributable to common stockholders	$(10,152)	$(10,862)	6.5%	$(30,343)	$43,449	169.8%

Basic net earning (loss) per share attributable to common stockholders:	$(0.17)	$(0.18)		$(0.50)	$0.75
Diluted net earning (loss) per share attributable to common stockholders:	$(0.17)	$(0.18)		$(0.50)	$0.63

Weighted average common shares used in:
Basic earnings per share	61,393	60,076		61,111	58,281
Diluted earnings per share	61,393	60,076		61,111	78,934

Steel Connect, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information by Operating Segment

(in thousands)

(unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2019	2018	2019	2018

Net revenue:

Americas	$17,164	$13,061	$51,313	$41,664
Asia	39,312	31,820	128,123	111,622
Europe	16,747	22,942	56,718	99,225
Direct marketing	116,006	120,646	362,547	180,178
e-Business	4,774	5,452	16,658	17,492
Total net revenue	$194,003	$193,921	$615,359	$450,181

Operating income (loss):

Americas	$(1,733)	$(2,032)	$(5,752)	$(6,518)
Asia	3,366	1,903	13,861	21,795
Europe	(1,154)	(1,770)	(3,980)	(8,089)
Direct marketing	5,308	9,917	16,770	5,965
e-Business	(1,195)	(1,646)	(3,304)	(4,437)
Total segment operating income	4,592	6,372	17,595	8,716
Corporate-level activity	(2,435)	(4,992)	(9,776)	(16,869)
Total operating income (loss)	$2,157	$1,380	$7,819	$(8,153)

Steel Connect, Inc. and Subsidiaries

Reconciliation of Selected Non-GAAP Measures to GAAP Measures

(in thousands)

(unaudited)

Net income (loss) to Adjusted EBITDA1

	Three Months Ended April 30,		Nine Months Ended April 30,
	2019	2018	2019	2018

Net income (loss)	$(9,627)	$(10,333)	$(28,745)	$44,248

Interest income	(22)	(174)	(517)	(431)
Interest expense	10,294	10,680	32,335	19,362
Income tax expense (benefit)	1,420	715	3,956	(71,719)
Depreciation	5,881	5,731	16,331	11,388
Amortization of intangible assets	7,278	7,964	23,168	12,071
EBITDA	15,225	14,585	46,529	14,922

Strategic consulting and other related professional fees	287	305	622	2,907
Executive severance and employee retention	75	53	75	202
Restructuring	—	78	0	119
Non-cash charge related to a fair value step-up to work-in-process inventory	—	—	—	6,971
Share-based compensation	404	2,260	1,174	9,657
(Gain) loss on sale of long-lived asset	20	(144)	(86)	(12,835)
Impairment of long-lived assets	37	—	469	(91)
Unrealized foreign exchange (gains) losses, net	(443)	(1,526)	1,720	(442)
(Gains) losses on trading securities	—	—	—	(1,876)
Other non-operating (gains) losses, net	60	1,505	229	1,605
Gains on investments in affiliates and impairments	(22)	(200)	(42)	(601)
Adjusted EBITDA	$15,644	$16,914	$50,690	$20,537

1 The Company defines Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense (benefit), depreciation, amortization of intangible assets, strategic consulting and other related professional fees, executive severance and employee retention, restructuring, non-cash charge related to a fair value step-up to work-in-process inventory, share-based compensation, (gain) loss on sale of long-lived asset, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, (gains) losses on trading securities, other non-operating (gains) losses, net, and gains on investments in affiliates and impairments.